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                                                                     Exhibit 5.1

                         [COOLEY GODWARD LLP LETTERHEAD]

October 29, 2004

Lynx Therapeutics, Inc.
25861 Industrial Blvd.
Hayward, CA 94545

Ladies and Gentlemen:

We have acted as counsel for Lynx Therapeutics, Inc., a Delaware corporation (the "Company"), in connection with its offer to acquire the outstanding share capital of Solexa Limited, a company registered in England and Wales ("Solexa") (the "Offer") and other transactions contemplated by that certain Acquisition Agreement, dated as of September 28, 2004, by and between the Company and Solexa. This opinion is being furnished in connection with a Registration Statement on Form S-4 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to 29,500,000 shares of the Company's common stock, par value $0.01 per share (the "Shares"), to be issued in connection with the Offer.

In rendering this opinion, we have examined the following documents: (i) the Company's Amended and Restated Certificate of Incorporation and Bylaws, as amended; (ii) the resolutions adopted by the Board of Directors of the Company on September 27, 2004; (iii) the Registration Statement; and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we deem necessary or appropriate to provide a basis for the below opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares which are being offering and sold by the Company pursuant to the Registration Statement, when sold and issued in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters".

Sincerely,

COOLEY GODWARD LLP

                                        By:     /s/ James C. Kitch
                                             ---------------------------
                                                   James C. Kitch